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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

GULF ISLAND FABRICATION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (04-05)

GULF ISLAND FABRICATION, INC.

583 THOMPSON ROAD

HOUMA, LOUISIANA 70363

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 24, 2008

TO THE SHAREHOLDERS OF GULF ISLAND FABRICATION, INC.:

The annual meeting of shareholders of Gulf Island Fabrication, Inc. (the “Company”) will be held at 10:00 a.m., local time, on Thursday, April 24, 2008, at the office of the corporation, 583 Thompson Road, Houma, Louisiana, for the following purposes, more fully described in the accompanying proxy statement:

1.	To elect three Class II directors.

2.	To transact such other business as may properly come before the meeting and any adjournments thereof.

The Board of Directors has fixed the close of business on March 3, 2008 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and all adjournments thereof.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the annual meeting, please mark, date and sign the enclosed proxy card and return it promptly in the enclosed stamped envelope. Furnishing the enclosed proxy will not prevent you from voting in person at the annual meeting should you wish to do so.

By Order of the Board of Directors

DEBORAH KERN-KNOBLOCK

Secretary

Houma, Louisiana

March 20, 2008

GULF ISLAND FABRICATION, INC.

583 THOMPSON ROAD

HOUMA, LOUISIANA 70363

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 24, 2008

This Proxy Statement is furnished to shareholders of Gulf Island Fabrication, Inc. (the “Company”) in connection with the solicitation of proxies on behalf of the Company’s Board of Directors for use at its annual meeting of shareholders to be held at the date, time and place set forth in the accompanying notice and at any adjournment thereof (the “Meeting”). This Proxy Statement is being mailed to shareholders on or about March 20, 2008.

On March 3, 2008, the record date for determining shareholders entitled to notice of and to vote at the Meeting, the Company had outstanding 14,217,536 shares of common stock (“Common Stock”), each of which is entitled to one vote on all matters to be considered at the Meeting.

Shares represented by all properly executed proxies on the enclosed form received in time for the Meeting will be voted at the Meeting. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. Unless revoked, the proxy will be voted as specified and, if no specifications are made, will be voted in favor of the proposed nominees as described herein.

Management has not received any notice that a shareholder desires to present any matter for action by shareholders at the Meeting and is unaware of any matter for action by shareholders at the Meeting other than the matters described in the accompanying notice. The enclosed proxy will, however, confer discretionary authority with respect to any other matter that may properly come before the Meeting or any adjournment thereof. It is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on any such matter.

The cost of soliciting proxies will be borne by the Company. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward solicitation materials to the beneficial owners of the shares of Common Stock of the Company; upon request, the Company will reimburse such persons for reasonable out-of-pocket expenses incurred in connection therewith. We may have our employees or other representatives (who will receive no additional compensation for their services) solicit proxies by telephone, telecopy, or other means.

Quorum and Voting

The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum. Shareholders voting, or abstaining from voting, by proxy on any issue will be counted as present for purposes of constituting a quorum. If a quorum is present, (i) the election of the three directors to be elected at the Meeting will be determined by plurality vote (that is, the three nominees receiving the largest number of votes will be elected) and (ii) a majority of votes actually cast will decide any other matter properly brought before the Meeting for a vote of shareholders. Shareholders for which proxy authority to vote for any nominee for election as a director is withheld by the shareholder and shares that have not been voted by brokers who may hold shares on behalf of the beneficial owners (“broker non-votes”) will not be counted as voted for the affected nominee. With respect to all other matters, shares not voted as a result of abstentions will have the same effect as votes against those matters, but broker non-votes will not be considered as voted for purposes of determining whether or not a majority of votes were cast for such matters.

Shareholder Proposals And Nominations For 2009 Annual Meeting

Any shareholder who wishes to bring a matter, other than shareholder nominations of directors, before the 2009 annual meeting must notify the Secretary of the Company, in writing at the address shown on the first page of this Proxy Statement, no later than February 3, 2009. However, if the date of the 2009 annual meeting is changed by more than 30 calendar days from the date of the 2008 annual meeting, the notice must be received by the Secretary of the Company at least 45 days prior to the date the Company intends to distribute its proxy materials with respect to the 2009 annual meeting.

If a shareholder does not provide such notice timely, the chairman of the 2009 annual meeting may exclude the matter and, if the chairman so elects, the matter will not be acted upon at the meeting. If the chairman does not exclude the matter, proxies solicited on behalf of the Board of Directors for the 2009 annual meeting will confer discretionary authority to vote with respect to any such matter, as permitted by the proxy rules of the Securities and Exchange Commission (“SEC”).

Shareholders intending to nominate a director at the 2009 annual meeting of shareholders may do so if they comply with the Company’s Amended and Restated Articles of Incorporation by furnishing timely written notice containing specified information concerning, among other things, information about the nominee and the shareholder making the nomination. See “Corporate Governance—Consideration of Director Nominees” for more information.

Any shareholder who desires to present a proposal for inclusion in the Company’s proxy materials for the 2009 annual meeting must forward the proposal in writing to the Secretary of the Company at the address shown on the first page of this Proxy Statement in time to arrive at the Company no later than November 20, 2008, and the proposal must comply with applicable federal proxy rules.

CORPORATE GOVERNANCE

Ethics and Business Conduct Policies

The Company has adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers (the “Code of Ethics”) and a Code of Business Conduct and Ethics, which applies to all employees and directors, including the Chief Executive Officer and senior financial officers of the Company. These codes are posted on the Company’s website at www.gulfisland.com. Any substantive amendments to the Code of Ethics or any waivers granted under the Code of Ethics will be disclosed as required by applicable SEC rules and the listing standards of the Nasdaq Stock Market, L.L.C. (“Nasdaq”).

Board Structure and Committee Composition

During 2007, the Board of Directors consisted of nine members. Effective July 9, 2007, Mr. David W. Sverre announced that he was resigning from the Board due to personal reasons effective immediately. Effective July 27, 2007, the Board appointed Michael A. Flick as a Class I Director and appointed Christopher M. Harding as a Class II Director to fill two vacancies that existed on the Board. These new directors will serve until the end of their terms and their successor is duly elected and has qualified. On February 8, 2008, Huey J. Wilson, a Class III director, passed away. On February 28, 2008, the Board of Directors adopted an amendment to the Company’s By-laws setting the size of the Board at eight directors.

The Board of Directors held six regularly-scheduled meetings and one special meeting during 2007. The Board has established two standing committees: an Audit Committee and a Compensation Committee. Each committee operates under a written charter adopted by the Board, which are available on our website at www.gulfisland.com. The composition of Board committees is reviewed and re-determined each year at the initial meeting of the Board after the annual meeting of shareholders. During 2007, each of the Company’s incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he served during the periods of his Board membership and committee service.

Audit Committee

During 2007, the Audit Committee consisted of the following four directors: Gregory J. Cotter (Chairman), Thomas E. Fairley, Hugh J. Kelly and Ken C. Tamblyn. Following the April 27, 2007 Annual Meeting of Shareholders, the Audit Committee consisted of three directors, namely Mr. Cotter (Chairman), Mr. Tamblyn, and Mr. John P. “Jack” Laborde. Effective July 27, 2007, Michael A. Flick was appointed to the Audit Committee. Each of these directors is “independent” as such term is defined in Nasdaq’s listing standards, and also satisfies the additional requirements applicable to an audit committee member under the Nasdaq listing standards. The Board has determined that Mr. Ken C. Tamblyn is an “audit committee financial expert” as such term is defined in the applicable rules of the SEC.

The Audit Committee met six times during 2007. The Audit Committee’s primary function is to assist the Board in fulfilling its oversight responsibilities by monitoring (i) the Company’s continuing development and performance of its system of financial reporting, auditing, disclosure controls and procedures and internal control over financial reporting, (ii) the operation and integrity of its financial reporting system, (iii) the performance and qualifications of the Company’s independent (external) and internal auditors, and (iv) the independence of the Company’s independent auditors.

Compensation Committee

The Compensation Committee consists of the following four directors: Gregory J. Cotter, Alden J. (“Doc”) Laborde (Chairman), John P. (“Jack”) Laborde, and Christopher M. Harding. Each of these directors is “independent” as such term is defined in Nasdaq’s listing standards. The Compensation Committee, which met once in 2007, (i) reviews, approves and recommends to the Board the Company’s goals and objectives relating to the compensation of the Company’s officers and the compensation of the President of each of the Company’s subsidiaries (including the specific relationship of corporate performance to such officers’ compensation), (ii) evaluates at least annually the performance of the Company’s officers and the performance of the President of each of the Company’s subsidiaries in light of these goals and objectives, (iii) recommends to the Board the compensation of the Company’s officers and the compensation of the President of each of the Company’s subsidiaries based on such evaluations, (iv) awards grants under the Company’s incentive compensation plans and programs, (v) otherwise administers the Company’s incentive compensation plans and programs, and (vi) performs such other functions as may be prescribed by the Board.

The committee seeks the input of our chief executive officer in connection with the performance evaluation and compensation decisions for our other executive officers; however, the chief executive officer is not present when the committee meets to evaluate his performance nor when the Board determines his compensation. The terms of our stock incentive plans permit the committee to delegate to appropriate personnel its authority to make awards to employees other than those subject to Section 16 of the Exchange Act. The committee has not delegated this authority to any individual.

Board Independence

The Board has determined that six of our current eight directors are “independent” as such term is defined in Nasdaq’s listing standards. In making this determination, the Board evaluated responses to a questionnaire completed by each director regarding relationships and possible conflicts of interest between each director, the Company and management. In its review of director independence, the Board considered all commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the Company or management. Mr. Kerry J. Chauvin, the Chairman of the Board, President and Chief Executive Officer of the Company, is not independent as defined by Nasdaq. Mr. John A. Wishart is not independent due to his position as an executive officer of Technip USA, Inc. (“Technip USA”) the indirect parent of Aransas Partners (“Aransas”), which currently holds approximately 5.6% of the Company’s outstanding Common Stock and is engaged in certain business transactions with the Company. See “Certain Transactions.”

Consideration of Director Nominees

The Board of Directors has elected not to have a separate nominating committee. The Board made this determination after considering its nomination process and concluding that as many directors as possible should participate in that process. As stated above, the Board has determined that all of its current directors are independent under Nasdaq’s listing standards other than Mr. Chauvin, who is not considered independent because he is an officer of the Company, and Mr. Wishart because of his relationship with Aransas. Accordingly, the Board has decided that nominations of directors and related matters will be considered and voted upon by all of the independent directors while meeting in executive session. In this manner, should the proposed slate of directors be elected, all but two of the directors will be involved in the nominations process.

In evaluating the suitability of nominees for membership on the Board, the independent directors consider many factors, including personal and professional integrity, general understanding of the industry, finance and other elements relevant to the success of a publicly-traded company in today’s business environment, educational and professional background, and independence. The independent directors evaluate each individual in the context of the Board as a whole, with the objective of nominating persons for election to the Board who can best perpetuate the success of the Company’s business, be an effective director in conjunction with the full Board, and represent shareholder interests through the exercise of sound judgment using their diversity of experience in these various areas.

The independent directors will regularly assess the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that any vacancies are anticipated, or otherwise arise, the independent directors will consider various potential candidates for director who may come to the attention of the Board through current board members, professional search firms, shareholders or other persons. Each candidate brought to the attention of the Board is considered on the basis of the criteria set forth above.

The Board is open to suggestions from our shareholders on candidates for election to the Board. Any shareholder may suggest a nominee by sending the following information to the Board: (i) the proposing shareholder’s name, address and telephone number, (ii) the number of shares of Common Stock beneficially owned by the proposing shareholder and the suggested nominee, (iii) the suggested nominee’s name, age, business and residential addresses and telephone number, (iii) a statement whether the suggested nominee knows that his or her name is being suggested by the proposing shareholder, and whether he or she has consented to being suggested and is willing to serve, (iv) the suggested nominee’s résumé or other description of his or her background and experience, and (v) the proposing shareholder’s reasons for suggesting that the individual be considered. The information should be sent to the Board addressed as follows: Secretary of Gulf Island Fabrication, Inc., 583 Thompson Road, Houma, Louisiana 70363, and the Secretary will forward the information to the independent directors. In addition, pursuant to the agreement with Aransas described in “Certain

Transactions,” Aransas may recommend a candidate for nomination to the Board of Directors provided it and its affiliates continue to hold at least 5% of the Company’s Common Stock, and subject to the Board’s ultimate determination of the candidate’s suitability for nomination.

The Company’s Amended and Restated Articles of Incorporation also permit shareholders to directly nominate directors for consideration at an annual shareholder meeting. In general, to be timely, a shareholder’s notice must be in writing, must include certain specified information about the nominee and the shareholder making the nomination, and must be received by the Secretary of the Company at our principal executive offices no less than 45 days or more than 90 days prior to the shareholder meeting.

Executive Sessions; Communications with the Board; Meeting Attendance

The Board has adopted a policy providing that the independent directors will meet in executive session at each regularly-scheduled Board meeting, or more frequently if necessary. Under this policy, the chair of each executive session meeting will be chosen by the independent directors, by majority vote, immediately prior to the convening of each such meeting.

Any shareholder may communicate with our Board (or with any individual director) by sending a letter by mail addressed to the Chairman of the Board of Gulf Island Fabrication, Inc., 583 Thompson Road, Houma, Louisiana 70363. The Chairman of the Board will forward the shareholder’s communication directly to the appropriate director or directors.

The Board has adopted a policy that recommends that all directors personally attend each annual and special meeting of the Company’s shareholders. At the last annual meeting of shareholders held on April 27 2007, all of the directors then in office were in attendance.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by the regulations of the SEC to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of copies of such reports received by it and written representations from certain persons that no other reports were required for those persons, the Company believes that all filing requirements applicable to its officers, directors and greater than 10% stockholders were complied with for the fiscal year ended December 31, 2007, except the following: each of Messrs. Chauvin, Meche, Bourke, Seibert, Blanchard, and Ikdal inadvertently failed to timely report on Form 4 the grant of restricted stock on December 7, 2007. Messrs. Bourke, Seibert, Blanchard (with respect to vestings on December 8 and 9, 2007), and Ikdal (with respect to vesting on December 8, 2007 only) inadvertently failed to timely report on Form 4 shares withheld to pay withholding taxes due as a result of the vesting of restricted stock on December 8 and 9, 2007. All transactions were reported one day late on Forms 4 filed December 12, 2007.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, none of Messrs. Wilson (Chairman), Cotter, Alden J. Laborde, John P. Laborde, or Christopher M. Harding, who comprised the Compensation Committee, were officers or employees of the Company or any of its subsidiaries. Alden J. Laborde was Chief Executive Officer of the Company from 1986 to 1990. No other member of the Compensation Committee is a former officer of the Company.

In connection with the initial public offering of its Common Stock, the Company entered into registration rights agreements (the “Registration Rights Agreements”) with Alden J. Laborde and Huey J. Wilson, pursuant to which each of them has one remaining right to require the Company to register shares of Common Stock owned by him under the Securities Act of 1933. If either one of them makes such a demand, the other one is entitled to include his shares in such registration. If the Company proposes to register any Common Stock under the Securities Act in connection with a public offering, each of Messrs. Laborde and Wilson may require the Company to include all or a portion of the shares of Common Stock held by such shareholder. The Company has agreed under the Registration Rights Agreements to pay all the expenses of registration, other than underwriting discounts and commissions.

DIRECTOR COMPENSATION

In 2007, each non-employee director, except Messrs. Cotter and Tamblyn, received an annual fee of $20,000 for his services as a director. Mr. Cotter, as Chairman of the Audit Committee, and Mr. Tamblyn, as the Audit Committee Financial Expert, each received an annual fee of $22,000. In addition, each non-employee director received an attendance fee of $1,500 for each Board or committee meeting attended in person and $1,000 for each meeting attended via telephone conference call. All directors are reimbursed for reasonable out-of-pocket expenses incurred in attending Board and committee meetings.

The table below summarizes the compensation paid to each person serving as a director during 2007, with the exception of Mr. Chauvin. Mr. Chauvin did not receive any compensation as a director and his compensation as an executive of our company is fully reflected in the Summary Compensation Table on page 12. Pursuant to an agreement between Mr. Wishart and his employer, Technip USA, all compensation earned by Mr. Wishart as a director of our company during 2007 was paid directly to Technip USA.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
Mr. Cotter	39,500	—	39,500
Mr. Fairley (1)	13,833	—	13,833
Mr. Flick	8,600	—	8,600
Mr. Harding	7,600	—	7,600
Mr. Kelly (2)	17,000	—	17,000
Mr. A. Laborde	32,000	—	32,000
Mr. J. Laborde	35,500	—	35,500
Mr. Sverre (3)	10,000	—	10,000
Mr. Tamblyn	38,000	—	38,000
Mr. Wilson	28,500	—	28,500
Mr. Wishart	20,000	—	20,000

(1)	Mr. Fairley resigned from our board effective March 19, 2007.
(2)	Mr. Kelly retired from our board effective April 27, 2007.
(3)	Mr. Sverre resigned from our board effective July 9, 2007.

ELECTION OF DIRECTORS

The Company’s Amended and Restated Articles of Incorporation provide for a Board of Directors consisting of three classes, with the number of directors to be set forth in the Company’s By-laws. Pursuant to the By-laws, the number of directors has been set at eight. The term of office of the Class II directors will expire at the Meeting, and, in accordance with the recommendations of the independent directors, the Board has nominated the three persons listed as the Class II nominees in the table below for election to the Board of Directors for a term expiring in 2011.

The Board of Directors recommends that shareholders vote FOR the election of the nominees. Proxies cannot be voted for more than three candidates. In the absence of contrary instructions, the proxy holders will vote for the election of the three nominees listed below. In the unanticipated event that any nominee is unavailable as a candidate for director, the persons named in the accompanying proxy will vote for a substitute candidate nominated by the Board of Directors.

Information about the Directors and Executive Officers

The following table sets forth, as of February 28, 2008, for each nominee, each other director of the Company whose term will continue after the Meeting and each of the executive officers of the Company, the age, positions with the Company, and principal occupations and employment during the past five years, any family relationships among such persons, and, if a nominee or a director, each person’s directorships in other public corporations and the year that he was first elected a director of the Company or its predecessor. All executive officers serve at the pleasure of the Board of Directors of the Company.

Name and Age	Positions with the Company, Principal Occupations, Directorships in Other Public Corporations, and Family Relationships	Director Since
Nominees for Election as Class II Directors (term expires in 2011)
Gregory J. Cotter, 59	Director of the Company. Director, President and Chief Operating and Financial Officer of Huey Wilson Interests, Inc., a financial and business management company.	1985

John P. (“Jack”) Laborde, 58	Director of the Company. President of Overboard Holdings, L.L.C. (“Overboard”), a management company engaged in oil and gas exploration and development since January 2002. Chief Executive Officer of All Aboard Development Corporation (“All Aboard”), an independent oil and gas exploration and production company, since 1996. President of All Aboard since 1997. All Aboard is currently being managed by Overboard. Son of Alden J. Laborde.	1997

Christopher M. Harding, 56	Director of the Company. Independent Consultant. President of the engineering division of Technip USA from 1998 to 2004.	2007

Continuing Class III Directors (term expires in 2009)
Kerry J. Chauvin, 60	Chairman of the Board of the Company since April 2001. President and Chief Executive Officer of the Company.	1985

Alden J. (“Doc”) Laborde, 92	Director of the Company. Chairman of the Board of the Company from 1987 to April 2001. Father of John P. Laborde.	1985

Continuing Class I Directors (term expires in 2010)
Ken C. Tamblyn, 64	Director of the Company. Private Investor. Member of the Board of Directors of the Bristow Group, Inc.	2003

John A. Wishart, 49	President and Chief Executive Officer of Technip USA. Employed by Technip USA since 1999 in various executive capacities.	2006

Michael A. Flick, 60	Director of the Company. Private Investor. Member of the Board of Directors of the Bristow Group, Inc.	2007

Name and Age	Positions with the Company, Principal Occupations, Directorships in Other Public Corporations, and Family Relationships	Director Since

Current Executive Officers not Serving as Directors
Kirk J. Meche, 45	Executive Vice President—Operations of the Company. President and Chief Executive Officer of Gulf Marine Fabricators from February 2006 to October 2006. President and Chief Executive Officer of Gulf Island, L.L.C., a wholly-owned fabrication subsidiary of the Company, from February 2001 until January 2006.	N/A

Robin A. Seibert, 51	Vice President—Finance, Chief Financial Officer and Treasurer of the Company since October 2007. Controller from December 1997 to October 2007, and Chief Accounting Officer since 1998.	N/A

William G. Blanchard, 49	President and Chief Executive Officer of Gulf Island, L.L.C. since February 2006. Estimating Department Manager of Gulf Island, L.L.C. from January 2000 until January 2006.	N/A

Johannes Ikdal, 50	President and Chief Executive Officer of Gulf Marine Fabricators since July 2007. Operations Manager of Gulf Marine Fabricators from April 2004 to August 2007. Prior to April 2004, Mr. Ikdal was a Project Manager for Gulf Marine Fabricators.	N/A

STOCK OWNERSHIP

The following table sets forth, as of February 28, 2008, certain information regarding beneficial ownership of Common Stock by (i) each director of the Company, (ii) each Named Executive Officer of the Company, (iii) each director nominee, (iv) all directors and executive officers of the Company as a group, and (v) each other shareholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock. Unless otherwise indicated, the Company believes that the shareholders listed below have sole investment and voting power with respect to their shares based on information furnished to the Company by such shareholders.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Outstanding Common Stock(2)
Murphy A. Bourke	32,540		*
William G. Blanchard	8,985		*
Kerry J. Chauvin	180,157		1.3%
Gregory J. Cotter	5,000		*
Michael A. Flick	0		*
Joseph P. Gallagher, III	0		*
Christopher M. Harding	0		*
Alden J. Laborde (3)	1,074,000	(4)	7.6%
John P. Laborde	21,349	(5)	*
Kirk J. Meche	42,552		*
Robin A. Seibert	11,986		*
Ken C. Tamblyn	500		*
John A. Wishart	0		*
All directors and executive officers as a group (14 persons)	1,379,863		9.6%
St. Denis J. Villere & Company, L.L.C. (6)	1,869,778	(7)	13.2%
Barclays Global Investor, N.A. (8)	799,096	(9)	5.6%
Aransas Partners (10)	789,067	(11)	5.6%

*	Less than one percent.
1.	Includes shares that could be acquired within sixty days after February 28, 2008, upon the exercise of options granted pursuant to the Company’s stock incentive plans, as follows: Mr. Bourke, 4,500 shares; Mr. Blanchard, 4,700 shares; Mr. Chauvin, 62,000 shares; Mr. Meche, 29,500; Mr. Seibert, 6,000 shares; and all directors and executive officers as a group, 106,700 shares.
2.	Based on 14,215,736 shares of Common Stock outstanding as of February 28, 2008.
3.	The address of Mr. Laborde is 400 Poydras Street, Suite 1560, New Orleans, Louisiana 70130.
4.	Mr. Laborde has sole voting and dispositive power with respect to 29,300 shares and shares voting and dispositive power with respect to 1,054,700 shares, of which 924,700 are held by Starboard Enterprises, L.L.C. (“Starboard”), 20,000 are held by All Aboard Development Corporation (“All Aboard”) and 100,000 are held by the Almar Foundation, a charitable Louisiana trust of which Mr. Laborde serves as a trustee and as to which shares he disclaims beneficial ownership. Mr. Laborde holds a majority equity interest in each of Starboard and All Aboard. The address of each of Starboard and All Aboard is 400 Poydras Street, Suite 1560, New Orleans, LA 70130.
5.	Mr. Laborde has sole voting and dispositive power with respect to 19,480 shares and shares voting and dispositive power with respect to 1,869 shares, of which 1,849 are held by Starboard and 20 are held by All Aboard.
6.	The address of St. Denis J. Villere & Company, L.L.C. is 601 Poydras St., Suite 1808, New Orleans, LA 70130
7.	Based on information contained in the Schedule 13G/A filed with the SEC on January 15, 2008, St. Denis J. Villere & Company, L.L.C., has sole power to vote and sole power to dispose or direct the disposition of 124,900 shares and shared power to vote and shared power to dispose or direct the disposition of 1,744,878 shares.

8.	The address of Barclays Global Investors, N.A. is 45 Fremont Street, 17th Floor, San Francisco, CA 94105.
9.	Based on information contained in the Schedule 13G filed with the SEC on February 5, 2008, Barclays Global Investors, N.A. has sole power to vote 440,624 shares and sole power to dispose or direct the disposition of 472,835 shares, Barclays Global Fund Advisors has sole power to vote 223,723 shares and sole power to dispose or direct the disposition of 315,056 shares, and Barclays Global Investors, LTD has sole power to dispose or direct the disposition of 11,205 shares.
10.	The address of Aransas Partners is 11700 Old Katy Road, Houston, Texas 77079.
11.	Based on information contained in the Schedule 13G/A filed with the SEC on October 9, 2007, Aransas Partners, a partnership between Technip USA, Inc. and Gulf Deepwater Yards, Inc. owns 789,067 shares and Technip USA, Inc., Gulf Deepwater Yards, Inc., and Technip USA Holdings, Inc. (the parent of each) share voting and investment power over such shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis is designed to provide shareholders with an understanding of our compensation philosophy and objectives as well as the analysis that we performed in setting executive compensation. It discusses the Compensation Committee’s recommendations and reasons for the compensation actions that were taken for the executive officers who are identified in the Summary Compensation Table below (the “named executive officers”).

Executive Compensation Philosophy and Objectives

The Compensation Committee is committed to and responsible for designing, implementing, and administering a compensation program for executive officers that ensures appropriate linkage among pay, Company performance, and results for shareholders. The committee seeks to increase shareholder value by rewarding performance with cost-effective compensation and ensuring that we can attract and retain the best executive talent available.

All of our employment relationships with our named executive officers, including our chief executive officer, are at-will relationships. Although the Compensation Committee has considered the use of employment agreements at the executive level in the past, it does not believe such agreements would provide any appreciable retentive or motivational value.

For 2007, the Compensation Committee reviewed and quantified all components of the named executive officers’ compensation, including salary, non-equity and equity incentive plan compensation, accumulated realized and non-realized stock option gains, and the incremental cost to the Company of all perquisites and other benefits. Based on this review, the committee has determined that such officers’ total compensation in the aggregate is reasonable and not excessive.

Compensation and Equity Grant Procedures

Neither the committee nor management has engaged the services of a compensation consultant. Although we have not formally benchmarked our compensation to the compensation paid by our peers and competitors, we have designed our executive compensation program based on our general understanding of the compensation paid in the marine construction industry. Mr. Chauvin, our chief executive officer, attends the Compensation Committee’s meetings, assists in the committee’s evaluation of executive officer performance (other than himself), and recommends the specific elements and amounts of compensation to be paid to the other executive officers. Mr. Chauvin is not present or otherwise involved when the committee reviews his performance and develops recommendations regarding his compensation.

Since 2000, the Board and Compensation Committee have scheduled meetings at the end of each fiscal year to review the performance of the Company and its executives. This meeting is generally scheduled approximately one year in advance, and is scheduled to fall within a window period which directors and officers are permitted to trade following the release of the Company’s earnings for the third quarter of the year. At this meeting, all compensation decisions and recommendations are made, including recommendations regarding base salaries of the executive officers and the adoption of a cash incentive program for the following fiscal year, and determining whether any equity awards will be made. To the extent stock options or restricted stock are awarded in a given year, the grant is made by the Compensation Committee at this year-end meeting, and the exercise price of any options granted is determined by reference to the closing price of our Common Stock on the date of the meeting. The Compensation Committee has not delegated authority to any officer to grant equity awards, and has not typically granted equity awards to new hires or other employees at other times during the year.

Components of Executive Compensation

The Company’s executive officer compensation for 2007 included (i) salaries, (ii) annual cash incentive bonuses, and (iii) long-term incentive compensation in the form of restricted stock.

Salaries. The salaries of the Named Executive Officers are based on their individual levels of responsibility, the Compensation Committee’s subjective assessment of their performance, and the Compensation Committee’s general knowledge of the competitive compensation levels in the marine construction industry.

Annual Cash Incentives. The Company does not have a formal bonus plan, but has adopted an annual incentive compensation program that ties a portion of executive compensation to the annual performance of the Company. Under this program, the Company’s executive officers are paid bonuses equal to a specified percentage of the Company’s income before taxes and before deduction of the executive bonuses based on each officer’s level of responsibility. In December 2006, our Compensation Committee recommended the percentages to be received by Messrs. Chauvin, Meche, Bourke, Gallagher and Blanchard for 2007 at 1.00%, .45%, .40%, .40% and .10%, respectively, and provided that Mr. Blanchard would also receive .12% of Gulf Island, L.L.C.’s income before taxes and before deduction of the executive bonus. In October 2007, Mr. Gallagher stepped down as chief financial officer, and the committee agreed that Mr. Seibert, who replaced Mr. Gallagher as chief financial officer, would participate in the program using the same percentage as Mr. Gallagher (.40%), but only for one-fourth of the year.

Restricted Stock. In 2007, the Company provided long-term incentives to executive officers in the form of restricted stock granted under the Company’s 2002 Long-Term Incentive Plan. This is the third year the Compensation Committee has utilized restricted stock as a long-term incentive vehicle. The Committee decided to grant shares of restricted stock after a general review of the compensation practices of its competitors and peers in the marine construction industry and after consideration of the accounting treatment of stock options following the Company’s adoption of FASB Statement 123R. The restricted stock grants are intended to reinforce the relationship between compensation and increases in the market price of the Common Stock and to align the executive officers’ financial interests with that of the Company’s shareholders. The size of awards was based upon the position of each participating officer and the Compensation Committee’s subjective assessment of each participant’s individual performance.

Perquisites. We also provide very limited perquisites and personal benefits to certain of our Named Executive Officers, consisting of automobile related expenses and benefits. However, the aggregate value of these benefits for our named executive officers did not exceed $10,000 per each executive.

On December 15, 2007, Mr. Gallagher terminated employment with the Company, and pursuant to an agreement between the Company and Mr. Gallagher, we paid him a cash payment of $15,833 and agreed that he would remain eligible to participate in our annual incentive compensation program for 2007.

Post-Employment Compensation

We maintain a retirement plan qualified under Section 401(k) of the Internal Revenue Code in which all of our executive officers participate. This plan is available to all qualified employees and, other than this plan; we do not provide other forms of post-employment compensation to our executives.

Section 162(m)

Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to certain highly compensated executive officers. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. The Compensation Committee does not expect the restricted stock granted to executive officers, as discussed above, to qualify for the exclusion from the deduction limitation under Section 162(m). The Compensation Committee intends to continue to establish executive officer compensation programs that will maximize the Company’s income tax deduction, assuming the Compensation Committee determines that such actions are consistent with its philosophy and in the best interest of the Company and its shareholders.

Compensation Committee Report

The Compensation Committee of our board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee:

Alden J. Laborde	Gregory J. Cotter	John P. Laborde	Christopher M. Harding

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)(4)	Total ($)
Kerry J. Chauvin	2007	$455,624	$85,500	$93,300	$482,194	$23,779	$1,140,697
Chairman of the Board, President and Chief Executive Officer	2006	405,000	36,000	120,000	312,704	18,971	892,675
Kirk J. Meche	2007	243,905	42,900	46,700	216,987	20,021	570,513
Executive Vice President—Operations	2006	205,000	18,000	60,000	140,774	13,921	437,695
Murphy A. Bourke	2007	213,428	29,300	35,000	192,878	17,683	488,289
Executive Vice President—Marketing	2006	198,000	12,000	48,000	125,106	13,585	396,691
Robin A. Seibert	2007	135,255	20,200	22,100	68,744	8,267	254,566
Vice President—Finance, Chief Financial Officer and Treasurer
William G. Blanchard	2007	155,005	15,600	10,900	70,278	14,117	265,901
Vice-President Gulf Island, L.L.C.	2006	141,102	5,000	14,000	44,908	8,792	213,802
Joseph P. Gallagher III	2007	184,001	(576)	8,000	192,878	24,711	409,590
Former Vice President—Finance, Chief Financial Officer and Treasurer	2006	175,000	12,000	48,000	125,106	12,340	372,446

(1)	Reflects the compensation cost recognized by the Company in 2007 and 2006 in accordance with FAS 123R, which reflects the fair value of all stock-based compensation in earnings based on the related vesting schedule. See Note 17 and 16, respectively, entitled “Long-Term Incentive Plans” of the notes to our audited financial statements included in our Annual Report on Form 10-K for fiscal 2007 and 2006 for an explanation of the valuation method and material assumptions applied in calculating fair value. The forfeiture of Mr. Gallagher’s awards resulting from his termination of employment resulted in a reversal of certain previously expensed amounts.
(2)	See “Grants of Plan-Based Awards” below for a description of our annual incentive compensation program.
(3)	For 2007, includes (i) matching and profit-sharing contributions to the Company’s 401(k) plan, (ii) premium payments under a long-term disability insurance plan, which premium payments are attributable to benefits in excess of those benefits provided generally for other employees, (iii) dividends paid on unvested restricted stock awards as set forth below:

Name	401(k) Plan Contributions	Disability Insurance Premiums	Dividends on Restricted Stock
Mr. Chauvin	$15,484	$500	$5,360
Mr. Meche	11,708	500	2,680
Mr. Bourke	15,343	500	1,840
Mr. Seibert	6,447	500	1,320
Mr. Blanchard	9,060	500	1,000
Mr. Gallagher	14,371	500	1,840

(4)	For Mr. Gallagher, also includes severance pay of $8,000 in connection with his termination of employment. The remaining $7,833 of the total payment of $15,833 referenced in his termination agreement dated October 2, 2007 is included in the salary column.

Grants of Plan-Based Awards

On December 7, 2007, the Compensation Committee granted shares of restricted stock to our named executive officers, as indicated in the table below. The restricted stock vests in annual 20% increments, beginning on the first anniversary of the date of grant and dividends will be paid on the restricted stock to the same extent dividends are paid on unrestricted shares of our Common Stock. During 2007, we paid a quarterly dividend of $0.10 per share on the shares of our common stock outstanding, including the outstanding shares of restricted stock, although the future declaration and payment of dividends is at the discretion of our board. Shares of restricted stock that have not vested shall be forfeited in the even that the officer’s employment is terminated for any reason (except in connection with a change of control).

The “non-equity incentive plan awards” reflect compensation awarded to our executives pursuant to our annual incentive compensation program. Under the program, our executive officers received awards equal to a specified percentage of the Company’s income before taxes for fiscal year 2007, before deduction of the executive bonuses.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards
		Target ($) (1)
Kerry J. Chauvin
Restricted Stock	12/07/07	—		6,700	$214,802
Annual Cash Incentive		$312,704

Kirk J. Meche
Restricted Stock	12/07/07	—		3,350	107,401
Annual Cash Incentive		140,774

Murphy A. Bourke
Restricted Stock	12/07/07	—		2,000	64,120
Annual Cash Incentive		125,106

Robin A. Seibert
Restricted Stock	12/07/07	—		2,000	64,120
Annual Cash Incentive		31,277	(3)

William G. Blanchard
Restricted Stock	12/07/07	—		2,000	64,120
Annual Cash Incentive		44,908

Joseph P. Gallagher III
Annual Cash Incentive		125,106

(1)	The estimated target payouts reflected represent amounts payable to the named executive officers under our annual incentive compensation program based on fiscal year 2006 performance. The amounts actually paid to the named executive officers for 2007 pursuant to this non-equity incentive plan are reflected in the Summary Compensation Table.
(2)	The shares of restricted stock were granted under the Company’s 2002 Long-Term Incentive Plan. The restricted stock vests in annual 20% increments, beginning on the first anniversary of the date of grant and dividends will be paid on the restricted stock to the same extent dividends are paid on unrestricted shares of Common Stock.
(3)	The percentage to be received by Mr. Seibert for 2007 is .40% with his compensation based on his participation in the program from October 2, 2007 to December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2007, the named executive officers, other than Mr. Gallagher, had the following outstanding equity awards.

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Exercisable		Unexercisable
Kerry J. Chauvin	14,000 20,000 16,000 12,000	(1) (2) (3) (4)	0 0 4,000 8,000	(3) (4)	11.68 15.63 16.69 21.85	12/11/2011 12/05/2012 12/11/2013 12/10/2014	16,080	$509,897

Kirk J. Meche	5,500 10,000 8,000 6,000	(1) (2) (3) (4)	0 0 2,000 4,000	(3) (4)	11.68 15.63 16.69 21.85	12/11/2011 12/05/2012 12/11/2013 12/10/2014	8,040	254,948

Murphy A. Bourke	1,500 1,500 1,500	(2) (3) (4)	0 1,500 3,000	(3) (4)	15.63 16.69 21.85	12/05/2012 12/11/2013 12/10/2014	5,220	165,526

Robin A. Seibert	1,000 1,000 2,000 2,000	(1) (2) (3) (4)	0 0 1,000 2,000	(3) (4)	11.68 15.63 16.69 21.85	12/11/2011 12/05/2012 12/11/2013 12/10/2014	4,310	136,670

William G. Blanchard	1,200 2,000 1,500	(2) (3) (4)	0 500 1,000	(3) (4)	15.63 16.69 21.85	12/05/2012 12/11/2013 12/10/2014	3,830	121,449

(1)	Award vested in 20% increments beginning December 11, 2002, and on each of the four subsequent anniversaries thereof.
(2)	Award vests in 20% investments beginning December 5, 2003, and on each of the four subsequent anniversaries thereof.
(3)	Award vests in 20% investments beginning December 11, 2004, and on each of the four subsequent anniversaries thereof.
(4)	Award vests in 20% investments beginning December 10, 2005, and on each of the four subsequent anniversaries thereof.
(5)	The unvested shares of restricted stock held by the named execution offices will vest as set forth below:

Name	Shares of Restricted Stock	Vesting Schedule
Mr. Chauvin	4,020 5,360 6,700

33% on December 9, 2008 and on each of the three subsequent anniversaries thereof

25% on December 8, 2008 and on each of the three subsequent anniversaries thereof

20% on December 7, 2008 and on each of the subsequent anniversaries thereof

Name	Shares of Restricted Stock	Vesting Schedule
Mr. Meche	2,010 2,680 3.350

33% on December 9, 2008 and on each of the three subsequent anniversaries thereof

25% on December 8, 2008 and on each of the three subsequent anniversaries thereof

20% on December 7, 2008 and on each of the subsequent anniversaries thereof

Mr. Bourke	1,380 1,840 2,000

33% on December 9, 2008 and on each of the three subsequent anniversaries thereof

25% on December 8, 2008 and on each of the three subsequent anniversaries thereof

20% on December 7, 2008 and on each of the subsequent anniversaries thereof

Mr. Seibert	990 1,320 2,000

33% on December 9, 2008 and on each of the three subsequent anniversaries thereof

25% on December 8, 2008 and on each of the three subsequent anniversaries thereof

20% on December 7, 2008 and on each of the subsequent anniversaries thereof

Mr. Blanchard	510 1,320 2,000

33% on December 9, 2008 and on each of the three subsequent anniversaries thereof

25% on December 8, 2008 and on each of the three subsequent anniversaries thereof

20% on December 7, 2008 and on each of the subsequent anniversaries thereof

Option Exercises and Stock Vested

During Fiscal Year 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Kerry J. Chauvin	31,000	$418,360	2,680	$85,921
Kirk J. Meche	0	0	1,340	42,960
Murphy A. Bourke	0	0	920	29,495
Robin A. Seibert	0	0	660	21,166
William G. Blanchard	1,280	23,208	340	10,900
Joseph P. Gallagher III	17,900	339,092	920	29,495

(1)	Value Realized determined by reference to the closing market price of the shares on the exercise date or vesting date, as applicable.

Potential Payments Upon Termination or Change-in-Control

As discussed in the Compensation Discussion and Analysis, we do not have employment agreements with our executive officers, nor do we provide any post-employment benefits to our executive officers other than those benefits provided under our qualified retirement plan, which is available to all qualified employees. Pursuant to the terms of our stock incentive plans and the agreements thereunder, in the event of a change in control of the Company, all outstanding stock options will become exercisable and the restrictions on all shares of restricted stock will lapse. The following table quantifies the benefits to our named executive officers, other than Mr. Gallagher, assuming a change in control on December 31, 2007, namely (1) the value of the options that would have become exercisable, based on the difference between the closing market price on such date ($31.71) and the exercise price of the options, and (ii) the value of the restricted stock that would have vested, based on the closing market price on that date:

Name	Value of Vesting Stock Options	Value of Vesting Restricted Stock	Total
Mr. Chauvin	$138,960	$509,897	$648,857
Mr. Meche	69,480	254,948	324,428
Mr. Bourke	52,110	165,526	217,636
Mr. Seibert	34,740	136,670	171,410
Mr. Blanchard	17,374	121,449	138,823

On December 15, 2007, Mr. Gallagher terminated employment with the Company, and pursuant to an agreement between the Company and Mr. Gallagher, we paid him a cash payment of $15,833 and agreed that he would remain eligible to participate in our annual incentive compensation program for 2007.

Certain Transactions

On January 31, 2006, the Company, through an indirect subsidiary, purchased the facilities, machinery and equipment of Gulf Marine Fabricators, a Texas general partnership (which company changed its name to Aransas Partners after the acquisition), and an indirect subsidiary of Technip-Colfexip USA Holdings, Inc. (“Technip”). Following the acquisition, the Company’s indirect subsidiary changed its name to G. M. Fabricators, L.P. d/b/a Gulf Marine Fabricators. As consideration for the acquisition, the Company paid $40,000,000 in cash and issued 1,589,067 shares (or approximately 11% of its outstanding common stock) to Aransas, and permitted Aransas and its affiliates, including Technip, to recommend a director for nomination to the Company’s Board. Mr. John Wishart, currently a director of the Company, was recommended for nomination by Aransas. In connection with the acquisition, the Company, Aransas and Technip entered into certain other agreements, including the following:

•

a Cooperation Agreement pursuant to which the Company and Technip agree to work together on mutually agreed upon engineer, procure and construct (“EPC”) projects and engineer, procure, install and commission (“EPIC”) projects requiring fabrication work in the Gulf Coast region, and which gives the Company a right of first refusal on the fabrication work in connection with certain bids that Technip may submit.

•

a Lock-Up Agreement prohibiting Aransas and its affiliates from transferring the shares of Company common stock acquired in the Acquisition for a period of two years (subject to adjustment), and a Registration Rights Agreement pursuant to which the Company agreed to file registration statements relating to the shares of Company common stock issued in the Acquisition upon the request of Aransas or its affiliates following the expiration of the lock-up period. On July 18, 2007, the Company filed a registration statement with the SEC registering in part the shares owned by Aransas, as selling shareholder therein. Pursuant to an amendment to the Lock-Up Agreement, Aransas sold 800,000 of its shares of Company common stock on September 17, 2007. The lock-up period expired as to the remaining 789,067 shares of Company common stock on January 31, 2008.

•

a Non-Competition Agreement partially restricting Aransas and Technip, for a period of two years, from owning or operating a fabrication yard in direct competition with the Gulf Marine Fabricators facility on the United States Gulf Coast. This agreement expired on January 31, 2008.

During 2006, the Company was awarded three contracts with an aggregate value of $14.5 million from Technip to fabricate various oil and gas industry items for Technip to use with its customers. During 2006, the Company recognized revenue of $1.5 million on these contracts. During 2007, the value of these contracts and two additional contracts awarded by Technip increased by $24.0 million to a total aggregate value of $38.5 million. During 2007, the Company recognized revenues of $31.4 million on these contracts. At December 31, 2007, the Contracts Receivable balance due from Technip was approximately $2.0 million.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the Company is composed of four directors and operates under a written charter adopted by the Board of Directors, which is posted on the Company’s website at www.gulfisland.com. The current members of the Audit Committee are independent as such term is defined under Nasdaq’s listing standards. The members of the Audit Committee are Gregory J. Cotter (Chairman), John P. Laborde, Michael A. Flick, and Ken C. Tamblyn. The Audit Committee selects on behalf of the Board of Directors the independent auditors of the Company.

Management is responsible for the internal controls and the financial reporting process of the Company. The independent auditors are responsible for performing an independent audit of the consolidated financial statements of the Company and its subsidiaries in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and to oversee these processes.

In this context, the Audit Committee met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the consolidated financial statements of the Company for 2007 were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the audited consolidated financial statements for 2007 with management and the independent auditors. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The independent auditors of the Company also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm’s independence.

Based upon the Audit Committee’s review and discussions described above and the Audit Committee’s review of the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements for 2007 in the Annual Report on Form 10-K of the Company for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

The Audit Committee

Gregory J. Cotter, Chairman	John P. Laborde	Michael A. Flick	Ken C. Tamblyn

Independent Registered Public Accounting Firm

Fees and Related Disclosures for Accounting Services

The following table discloses fees for services provided by the Company’s independent auditors, Ernst & Young LLP, for each of the last two fiscal years:

	2007	2006
Audit Fees (1)(2)	$473,000	$419,000
Audit-Related Fees (3)(4)	19,000	175,000
Tax Fees (5)	8,700	60,000
All Other Fees	0	0

(1)	Includes services rendered for a shelf registration.
(2)	Includes reimbursement of out-of-pocket expenses incurred by Independent Registered Public Accounting Firm.
(3)	Includes services rendered for 401(k) plan audit, new accounting standards and pronouncements review.
(4)	Relates to 2006 audit related services and proforma financial statements in association with the acquisition of Gulf Marine.
(5)	Relates to services rendered for tax planning, consultation and compliance services.

The Audit Committee has considered and determined that the provision of the above services is compatible with maintaining the independence of the independent auditors.

Pre-Approval Policies and Procedures. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related and tax services, for the upcoming or current fiscal year, subject to a specified cost level. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee in increments of $10,000. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically pre-approved by the Audit Committee.

At each regularly-scheduled Audit Committee meeting, management updates the Audit Committee on the scope and anticipated cost of any service pre-approved by the Audit Committee since the last meeting of the Audit Committee, as well as the projected fees for each service or group of services being provided by the independent auditors.

Since the May 6, 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each service provided by the independent auditors was approved in advance by the Audit Committee, and none of those services required use of the de minimis exception to the pre-approval requirement contained in the SEC’s rules.

Independent Registered Public Accounting Firm

Ernst & Young LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2007. The audit committee has not completed its selection process for fiscal year 2008. Representatives of Ernst & Young LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from shareholders.

By Order of the Board of Directors

DEBORAH KERN-KNOBLOCK

Secretary

Houma, Louisiana

March 20, 2008

ANNUAL MEETING OF SHAREHOLDERS OF

GULF ISLAND FABRICATION, INC.

April 24, 2008

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20300000000000000000 5 042408

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. Election of the nominees for directors. 2. In their discretion to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

NOMINEES:

FOR ALL NOMINEES O Gregory J. Cotter

Please mark, sign, date and return this proxy promptly using the enclosed

O John P. (“Jack”) Laborde envelope.

WITHHOLD AUTHORITY O Christopher M. Harding

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

This Proxy is Solicited on Behalf of the Board of Directors of

GULF ISLAND FABRICATION, INC.

The undersigned hereby constitutes and appoints Kerry J. Chauvin and Robin A. Seibert, or either of them, proxy for the undersigned, with full power of substitution, to represent the undersigned and to vote, as designated on the reverse side, all of the shares of Common Stock of Gulf Island Fabrication, Inc. (the “Company”) that the undersigned is entitled to vote held of record by the undersigned on March 3, 2008, at the annual meeting of shareholders of the Company to be held on April 24, 2008 (the “Annual Meeting”), and at all adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the nominees listed on the reverse side. The individuals designated above will vote in their discretion on any other matter that may properly come before the meeting.

(Please See Reverse Side)

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